Exhibit 10.1

NATIONAL COMMERCE CORPORATION

DEFERRAL OF COMPENSATION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS

(Effective as of December 18, 2014)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II ELIGIBILITY; SUB-ACCOUNTS		4

2.1.	Selection by Board or Compensation Committee.	4
2.2.	Enrollment Requirements.	4
2.3.	Commencement Date.	4
2.4.	Sub-Accounts.	5
2.5.	Termination.	5
2.6.	Company Stock Unit Fund.	5

ARTICLE III DEFERRAL ELECTIONS		6

3.1.	New Participant Deferral Elections.	6
3.2.	Annual Deferral Elections.	7
3.3.	Cash or Company Stock Unit Fund Election.	9
3.4.	Elections as to Time and Form of Payment.	9
3.5.	Duration and Cancellation of Deferral Elections.	9
3.6.	Vested Interest in Deferrals.	10

ARTICLE IV COMPANY CONTRIBUTIONS		10

4.1.	Company Contributions.	10
4.2.	Payment Elections.	10
4.3.	Vesting	11

ARTICLE V CREDITING AND DEBITING OF ACCOUNTS		11

5.1.	Crediting of Accounts.	11
5.2.	Debiting of Accounts.	11

ARTICLE VI PAYMENTS		11

6.1.	Date of Payment of Accounts.	11
6.2.	Separation from Service/Mandatory Six-Month Delay.	12
6.3.	Death of Participant.	12
6.4.	Withdrawal Due to Unforeseeable Emergency.	12
6.5.	Change in Control.	13
6.6.	Discretionary Acceleration of Payments.	13
6.7.	Delay of Payments.	15
6.8.	Actual Date of Payment.	16
6.9.	Discharge of Obligations.	16

ARTICLE VII ADMINISTRATION		16

7.1.	General.	16
7.2.	Compliance with Section 409A of the Code.	16

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7.3.	Claims Procedure.	17

ARTICLE VIII AMENDMENT AND TERMINATION		18

ARTICLE IX MISCELLANEOUS		18

9.1.	Non-alienation of Deferred Compensation/QDROs.	18
9.2.	Participation by Employees of Affiliated Group Members.	18
9.3.	Interest of Participant.	19
9.4.	Claims of Other Persons.	19
9.5.	Severability.	19
9.6.	Governing Law.	19
9.7.	Relationship to Other Plans.	20
9.8.	Successors.	20
9.9.	Withholding of Taxes	20
9.10.	Electronic or Other Media.	20
9.11.	Headings; Interpretation.	20
9.12.	Participants Deemed to Accept Plan	20
9.13.	Binding Arbitration	20
9.14.	Notice.	21

ii

NATIONAL COMMERCE CORPORATION

DEFERRAL OF COMPENSATION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS

National Commerce Corporation, a Delaware corporation, hereby adopts the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors, effective December 18, 2014 (the “Effective Date”).

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Administrator on behalf of each Participant pursuant to this Plan. The sum of each Participant’s Sub-Accounts, in the aggregate, shall constitute his Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

“Administrator” means the Compensation Committee or any other committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Article VII hereof.

“Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Average Closing Price” means the average of the daily closing prices for a share of the Company Stock for the applicable twenty (20) trading days on the NASDAQ Stock Market, or, if the Company Stock is not listed on such stock exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Company Stock is listed, or, if the Company Stock is not listed on any such stock exchange, the average of the daily closing bid quotations with respect to a share of the Company Stock for such twenty (20) trading days on the automated quotation system, if any, through which the Common Stock is traded or quoted, or, if no such quotations are available, the Fair Market Value of a share of the Company Stock as determined by a majority of the Board; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

“Average Daily Balance” has the meaning given such term in Section 5.1.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning given to such term in Section 2.3.

“Company” means National Commerce Corporation, a Delaware corporation, and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of National Commerce Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Company Contribution” means the contribution credits described in Section 4.1.

“Company Contribution Sub-Account” means the account consisting of Company Contributions, if any, made to a Participant pursuant to Article IV.

“Company Stock” shall mean shares of common stock of the Company, par value of $0.01 per share, or any other equity securities of the Company designated by the Board.

“Company Stock Unit Fund” has the meaning given to such term in Section 2.6(a).

“Compensation Committee” means the compensation committee of the Company appointed by the Board.

“Continuing Directors” means the individuals who, as of the effective date of a Change in Control, constitute the Board of Directors of the purchaser.

“Deferrable Compensation” shall mean, as designated by the Board or Compensation Committee from time to time, any form of compensation to be paid by the Company or any member of its Affiliated Group to an Eligible Employee which may include, but is not limited to, (i) grants made under the Company’s Equity Incentive Plan, or any subplan thereof, (ii) regular bonuses, (iii) incentive bonuses, and (iv) with respect to Directors, Director Fees, but shall exclude salary or such other regular wages paid to Employees.

“Deferral Election” means the Participant’s election on a form approved by the Administrator (which may be electronic and which may be the same form as the Payment Election form) to defer a portion of his Deferrable Compensation in accordance with the provisions of Article III and Article IV.

“Deferral Sub-Account” means the account consisting of a Participant’s deferrals made under Article III.

“Director” means any individual who is (i) a member of the Board and, if so determined by the Board or the Compensation Committee, a member of the board of directors of a member of the Affiliated Group, and (ii) who is not an employee of the Company or its Affiliated Group.

“Director Fees” means the annual retainer for Board and/or committee service, special assignment fees, meeting fees, committee chair or presiding director fees, and other amounts payable in either cash or vested Company Stock to a Participant for service to the Company as a Director.

“Eligible Employee” has the meaning given to such term in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” has the meaning given to such term in Section 2.6(d).

“Newly Eligible Participant” means any Eligible Employee or Director who (i) as of his Commencement Date, is not eligible to participate in an “aggregated plan,” and (ii) if he previously participated in the Plan or an “aggregated plan,” has either (A) received payments of all amounts previously deferred under the Plan and any “aggregated plan” as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any “aggregated plan” for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under the Plan or an “aggregated plan,” ceased to be eligible to participate in the Plan and any “aggregated plan” (other than the accrual of earnings) for a period of at least twenty-four (24) consecutive months prior to his new Commencement Date. For purposes of this definition, an “aggregated plan” is any plan that is required to be aggregated with the Plan under Section 409A of the Code.

“Participant” means any Eligible Employee or Director who (i) at any time elected to defer the receipt of Deferrable Compensation in accordance with the Plan or received a credit to his Company Contribution Sub-Account pursuant to Section 4.1 hereof, and/or (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

“Payment Election” means the Participant’s election on a form approved by the Administrator (which may be electronic and which may be the same form as the Deferral Election form) that sets forth the time(s) and form(s) of payment of the Participant’s Account as provided in Section 3.4.

“Performance-Based Compensation” means that portion of a Participant’s Deferrable Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain. Where a portion of an amount of Deferrable Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Administrator on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

“Performance Period” means, with respect to Performance-Based Compensation, the period of time during which such compensation is earned.

“Plan” means this deferred compensation plan, which shall be known as the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors.

“Section 409A of the Code” has the meaning given to such term in Section 7.2.

“Separation from Service” means a termination of employment or service with the Affiliated Group, whether voluntary or involuntary, in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code (other than by reason of death).

“Sub-Account” means each bookkeeping Deferral Sub-Account and/or Company Contribution Sub-Account maintained by the Administrator on behalf of each Participant pursuant to the Plan.

“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.

ARTICLE II

ELIGIBILITY; SUB-ACCOUNTS

2.1. Selection by Board or Compensation Committee. Participation in the Plan is limited to (a) those employees of the Affiliated Group who are (i) expressly selected by the Board or the Compensation Committee, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”), and (b) Directors. In lieu of expressly selecting Eligible Employees for Plan participation, the Board or the Compensation Committee may establish eligibility criteria (consistent with the requirements of clause (ii) of the preceding sentence) providing for participation of all Eligible Employees who satisfy such criteria. The Board or the Compensation Committee may at any time, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee; provided that such a determination shall not affect deferrals pursuant to any deferral election theretofore made under the Plan and as to which the deadline to make or change such election has passed as determined under the terms of this Plan and in accordance with Section 409A of the Code.

2.2. Enrollment Requirements. As a condition to participation, each selected Eligible Employee and each Director shall complete a Deferral Election, Payment Election and Beneficiary Designation Form no later than the date or dates specified by the Administrator in accordance with Article III hereof. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3. Commencement Date.

(a) Each Eligible Employee and each Director shall commence participation on the date designated by the Administrator (the “Commencement Date”). With respect to each individual who is a Director as of the Effective Date of this Plan, his Commencement Date shall be January 1, 2015. With respect to each individual who is an Eligible Employee as of the Effective Date of this Plan, his Commencement Date shall be December 18, 2014.

(b) If an Eligible Employee or Director has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Commencement Date (or such earlier date as specified by the Administrator), such individual’s Commencement Date shall instead be the first day of the calendar year next following the date that he satisfies such enrollment requirements. Except as otherwise set forth herein or as allowed under Section 409A of the Code

(for example, relating to unearned and unascertainable Performance-Based Compensation): (i) an Eligible Employee and Director shall have no right to defer Deferrable Compensation or Company Contributions under the Plan with respect to periods of service prior to his Commencement Date; and (ii) any such deferral election shall not apply to any compensation for services performed prior to the date such election is filed with the Company as provided in Article III.

2.4. Sub-Accounts.

(a) Establishment. The Administrator shall establish and maintain a separate Deferral Sub-Account, and, if applicable, a Company Contribution Sub-Account for each Participant. Amounts credited to a Deferral Sub-Account and any Company Contribution Sub-Account shall commence to be paid as provided in Section 3.4 and Article VI below.

(b) Adjustments.

(i) A Participant’s Deferral Sub-Account shall be credited with deferrals of Deferrable Compensation, in accordance with Article III hereof. Deferrable Compensation that a Participant elects to defer shall be treated as if it were set aside in the Deferral Sub-Account on the date the Deferrable Compensation would otherwise have been paid to the Participant; except that any part of any equity award or grant deferred by a Participant to the Company Stock Unit Fund shall be credited to the Account of the Participant as of the date on which such part of the award or grant would otherwise (but for the deferral election) have been paid to the Participant.

(ii) A Participant’s Company Contribution Sub-Account shall be credited with Company Contributions, if any, in accordance with Article IV hereof.

(iii) Subject to Section 2.6, a Participant’s Sub-Accounts shall be credited with interest as provided in Article V hereof and shall be debited for any payments made to the Participant as provided in Article VI hereof.

2.5. Termination.

(a) Deferrals. An individual’s right, if any, to defer Deferrable Compensation shall cease with respect to the calendar year (or the Performance Period, as the case may be) following the calendar year (or the Performance Period, as the case may be) in which he ceases to be an Eligible Employee or Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.

(b) Company Contributions. An individual’s right, if any, to receive credits of Company Contributions shall cease on the date determined by the Board or the Compensation Committee.

2.6. Company Stock Unit Fund.

(a) Notwithstanding any provision to the contrary (yet subject to Section 6.5), deferrals of equity awards and Director Fees otherwise payable in the form of Company Stock shall be irrevocably credited to a Participant’s Account under the Plan that tracks the performance of the Company Stock (the “Company Stock Unit Fund”). Participants may not select any other method to be used to determine the amounts to be credited or debited to Company Stock deferrals, and no interest credits shall be made pursuant to Article V. Furthermore, no other portion of the Participant’s Account can be re-allocated to the Company Stock Unit Fund. Amounts allocated to the Company Stock Unit Fund shall only be distributable in actual shares of Company Stock.

(b) Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Company Stock credited to a Participant’s Company Stock Unit Fund shall be credited to the Participant’s Account in the form of additional shares of Company Stock and shall automatically and irrevocably be deemed to be re-invested in the Company Stock Unit Fund until such amounts are distributed to the Participant. The number of shares credited to the Participant for a particular stock dividend shall be equal to (A) the number of shares of Company Stock credited to the Participant’s Company Stock Unit Fund as of the payment date for such dividend in respect of each share of Company Stock, multiplied by (B) the number of additional or fractional shares of Company Stock actually paid as a dividend in respect of each share of Company Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (A) the number of shares of Company Stock credited to the Participant’s Account as of the payment date for such dividend in respect of each share of Company Stock, multiplied by (B) the value of the dividend, divided by (C) the Fair Market Value of the Company Stock on the payment date for such dividend.

(c) The number of shares of Company Stock credited to the Participant’s Company Stock Unit Fund may be adjusted by the Board, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Company Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Company Stock to the Participant under this Section 2.6.

(d) For purposes of this Section 2.6, the “Fair Market Value” of the Company Stock shall be, in the event the Company Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Company Stock on such exchange on the date set for valuation or, if no sales of Company Stock were made on said exchange on that date, the closing price of the Company Stock on the next preceding day on which sales were made on such exchange; or, if the Company Stock is not so traded, the value determined, in its sole discretion, by the Administrator in compliance with Section 409A of the Code.

ARTICLE III

DEFERRAL ELECTIONS

3.1. New Participant Deferral Elections.

(a) Application. This Section 3.1 applies to each Eligible Employee or Director who is a Newly Eligible Participant in the portion of the Plan relating to the right to defer Deferrable Compensation and whose Commencement Date occurs on or after the first day of a calendar year but prior to December 1 of such calendar year (or such earlier or later date as specified by the Administrator from time to time).

(b) Deferral Election. An Eligible Employee described in Section 3.1(a) may elect to defer his Deferrable Compensation earned during such calendar year, and a Director described in Section 3.1(a) may elect to defer his Director Fees earned during such calendar year, as the case may be, by filing a Deferral Election with the Administrator in accordance with the following rules:

(i) Timing; Irrevocability. The Deferral Election must be filed with the Administrator by the thirtieth (30th) day following the Participant’s Commencement Date (and shall be irrevocable on the later of the Commencement Date or the date the election is filed with the Administrator or on such other date as specified by the Administrator on the Deferral Election).

(ii) Non-Performance-Based Compensation - Eligible Employees. With respect to Deferrable Compensation of an Eligible Employee that is not Performance-Based Compensation, the Deferral Election shall only apply to compensation earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.

(iii) Performance-Based Compensation. Where a Deferral Election is made in the first year of eligibility but after the commencement of a Performance Period, then, except as otherwise provided in Section 3.2 below, the Deferral Election shall only apply to that portion of Performance-Based Compensation earned for such Performance Period equal to the total amount of the Performance-Based Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.

(iv) Director Fees. The Deferral Election shall only apply to Director Fees earned after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i). A Deferral Election may, unless otherwise provided by the Administrator, be made separately for Director Fees to be paid in cash and Director Fees to be paid in Company Stock.

3.2. Annual Deferral Elections. Unless Section 3.1 applies, each Eligible Employee may elect to defer Deferrable Compensation for a calendar year or his Performance-Based Compensation for a Performance Period, and each Director may elect to defer Director Fees for a calendar year, as the case may be, by filing a Deferral Election with the Administrator in accordance with the following rules:

(a) Non-Performance-Based Compensation - Eligible Employees. The Deferral Election with respect to Deferrable Compensation of an Eligible Employee that is not Performance-Based Compensation, must be filed with the Administrator by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Administrator on the Deferral Election) of the calendar year next preceding the calendar year for which such Deferrable Compensation would otherwise be earned; however, with respect to non-Performance–Based Compensation which is subject to vesting over a period of more than one year (“vesting period”), the Deferral Election shall either be filed with the Administrator: (i) by December 31 (or such earlier date as specified by the Administrator on the Deferral Election) of the calendar year next preceding the calendar year in which the vesting period begins; or (ii) in accordance with Section 3.2(d) below.

(b) Performance-Based Compensation.

(i) Notwithstanding anything contained in Section 3.1 or this Section 3.2 to the contrary, and only to the extent permitted by the Administrator in its sole discretion, the Deferral Election with respect to Deferrable Compensation that constitutes Performance-Based Compensation may be filed with the Administrator at any time prior to, and shall become irrevocable as of, the date that is six (6) months before the end of the applicable Performance Period (or such earlier date as specified by the Administrator on the Deferral Election), provided that in no event may such Deferral Election be made after such Deferrable Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code.

(ii) In order to make a Deferral Election under this Section 3.2(b), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(b).

(iii) A Deferral Election made under this Section 3.2(b) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv) To the extent permitted by the Administrator, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(b) provided that the Eligible Employee satisfies all of the other requirements of this Section 3.2.

(c) Director Fees. The Deferral Election with respect to Director Fees must be filed with the Administrator by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Administrator on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned. A Deferred Election may, unless otherwise provided by the Administrator, be made separately for Director Fees to be paid in cash and Director Fees to be paid in Company Stock.

(d) Compensation Subject to Vesting. With respect to Deferrable Compensation that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date that the Participant obtains a “legally binding right” to such compensation (within the meaning of Section 409A of the Code), the Deferral Election must be filed with the Administrator by, and shall become irrevocable as of, the thirtieth (30th) day following the date that the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. For this purpose, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least twelve (12) months merely because the condition immediately lapses upon the death or disability (as defined in Section 409A of the Code) of the Participant, or upon a Change in Control, provided that if death, disability, or Change in Control occurs and the condition lapses before the end of such 12-month period, the Deferral Election made under this Section 3.2(d) shall not apply to such compensation. To the extent permitted by the Administrator, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election in accordance with this Section 3.2(d).

3.3. Cash or Company Stock Unit Fund Election. With respect to Deferrable Compensation that would, absent a Deferral Election, be paid in cash, a Participant shall designate on the Deferral Election form what portion of the Deferrable Compensation shall be deferred as cash and what portion, if any, shall be deferred to the Company Stock Unit Fund. In the event that a Participant elects to defer an amount of Deferrable Compensation, yet fails to make an election, or to make a clear election, among cash and/or the Company Stock Unit Fund, 100% of the Deferrable Compensation that is subject to such Deferral Election shall be made as cash. Deferrable Compensation that would, absent a Deferral Election, be paid in Company Stock, shall be deferred in accordance with Section 2.6 to the Company Stock Unit Fund.

3.4. Elections as to Time and Form of Payment. Except as otherwise provided herein, at the time of each Deferral Election, the Participant shall make a Payment Election regarding the form (cash/installments) of payment to be received and the timing of such payment.

(a) Time of Payment. Subject to Article VI and Article VIII, for Deferrable Compensation subject to each Deferral Election, a Participant must select a specific date on which to be paid, or begin payments, as applicable. In the event that a Participant fails to elect a time of payment, distribution shall be made within thirty (30) days of the earlier of: (i) a Change in Control, or (ii) on the first business day of the seventh month following his Separation from Service. Different times of payment may be elected with respect to each Deferral Election for each award, bonus or fee deferred.

(b) Form of Payment. Subject to Article VI and Article VIII, the form of payment for Deferrable Compensation subject to each Deferral Election must be either (i) a lump sum, or (ii) substantially equal annual installments payable over a period not to exceed ten (10) years. In the event that a Participant fails to elect a form of payment, distribution shall be made in a lump sum. Different forms of payment may be elected with respect to Deferral Elections for each award, bonus or fee deferred.

(c) Medium of Payment. The medium (cash/Company Stock) of payment shall be determined pursuant to Section 6.1(b).

(d) Permanency of Distribution Election. Once a Payment Election is made for a particular award, bonus or fee that is Deferrable Compensation, such election (i) may not be changed, and (ii) only applies to the specific award, bonus or fee deferred.

3.5. Duration and Cancellation of Deferral Elections.

(a) Duration.

(i) Eligible Employees. Except as otherwise provided herein, once a Deferral Election is made by an Eligible Employee for a particular award or bonus that is Deferrable Compensation, such Deferral Election (i) may not be changed, and (ii) shall apply only to the specific award or bonus deferred.

(ii) Directors. In the event that a Director defers Director Fees that are Deferrable Compensation, such election shall remain in place for the calendar year in which the services giving rise to the Deferrable Compensation are performed. Accordingly, a Deferral Election for Director Fees shall not run from one calendar year to another; rather, a new Deferral Election shall be made for each calendar year’s Director Fees if a Director desires to defer such fees. In the event there is no such Deferral Election made for a calendar year, no Director Fees will be deferred.

(b) Cancellation.

(i) The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

(ii) The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii) If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.5(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period only in accordance with Section 3.2.

3.6. Vested Interest in Deferrals. Each Participant shall at all times have a fully vested and non-forfeitable interest in his Account balance attributable to deferrals of Deferrable Compensation.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1. Company Contributions. At the conclusion of each calendar year, the Board or the Compensation Committee may determine, in its sole and complete discretion, to credit additional amounts to one or more Participants’ Company Contributions Sub-Accounts under this Plan. Any amounts credited under this Section 4.1 need not be made to all Participants’ Accounts, and such additional amounts as are credited, if any, need not be credited in equal amounts or percentages. The Board or the Compensation Committee shall have complete discretion in determining the basis for the crediting of additional amounts under this Section 4.1, including, without limitation, the authority to award such amounts on an individual or group basis, whether the award will be a cash deferral and/or a deferral to a Company Stock Unit Fund, as a matching contribution with respect to all or a portion of a Participant’s deferrals under the Plan, any applicable vesting schedule or otherwise. Any amount credited pursuant to this Section 4.1 with respect to a particular year shall be credited to the Participant’s Company Contributions Sub-Account(s) as soon as administratively practicable following such year. Nothing contained in this Section 4.1 shall be deemed to impose or constitute any obligation on the Board, the Compensation Committee, the Administrator, the Company or any of its subsidiaries to make any credit hereunder.

4.2. Payment Elections. A Participant’s elections regarding time, form and medium of payment relating to the Deferral Sub-Account made on the Deferral Election filed by a Participant with respect to a calendar year in accordance with the provisions of Article III, also shall apply with respect to any Company Contributions for such calendar year; in the absence of an election to the Deferral Sub-Account for any calendar year in which a Company Contribution is made, the time of payment for such Company Contribution will be a lump sum, payable in accordance with Section 6.2, in the medium of cash.

4.3. Vesting. As noted above, the Board or the Compensation Committee may establish vesting conditions with respect to any particular credit to be made to a Participant’s Company Contributions Sub-Account(s). Except as otherwise determined by the Board or the Compensation Committee at the time a Company Contribution is made to the Plan on behalf of a Participant, Company Contributions shall be fully vested and non-forfeitable.

ARTICLE V

CREDITING AND DEBITING OF ACCOUNTS

5.1. Crediting of Accounts. Interest, at the rate described below, on the Average Daily Balance (computed as described below) shall be credited to the Account of each Participant as of the last day of each calendar month until the total balance in the Participant’s Account has been paid out in accordance with the provisions of Article VI hereof. The interest rate for each calendar month shall be the 30-Day London Interbank Offered Rate (“LIBOR”) plus 75 basis points for the last business day of the immediately preceding calendar month as published in The Wall Street Journal. The “Average Daily Balance” shall be the quotient obtained by dividing the sum of the closing balance in the Account at the end of each calendar day in a calendar month by the number of days in such calendar month. Notwithstanding the foregoing, any amounts credited to a Participant’s Account that are allocated to the Company Stock Unit Fund shall be subject to Section 2.6 and shall not be credited interest under this Section 5.1.

5.2. Debiting of Accounts. Each Account shall be debited by the amount of any distribution made to the Participant or his Beneficiary pursuant to this Plan.

ARTICLE VI

PAYMENTS

6.1. Payment of Accounts.

(a) General Distribution Provision. Except as otherwise provided herein, a Participant shall be paid or begin to be paid, as applicable, the balance in his Account within thirty (30) days of the date elected by the Participant pursuant to Section 3.4, in the form (lump sum/installments) elected by such Participant in the Payment Election form.

(b) Cash and/or Company Stock Unit Fund. The portion of a Participant’s Account deferred to cash shall be paid in cash, and, subject to Section 6.5 below, the portion of a Participant’s Account deferred to the Company Stock Unit Fund shall be paid in Company Stock pursuant to Section 2.6.

(c) Calculation of Installment Payments. In the event that an Account is paid in installments: (i) the first installment shall commence on the date specified in Section 6.1(a) (subject to Section 6.2), and each subsequent installment shall be paid each anniversary of the date specified in Section 6.1(a) (subject to Section 6.2) until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the current value of the Participant’s vested Account balance by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Account remaining unpaid shall continue to be credited with interest as provided in Article V. By way of example, if the Participant elects to receive payments of an Account in equal annual installments over a period of ten (10) years, the first payment shall equal 1/10 of the vested Account balance, calculated as described in this Section 6.1(c). The following year, the payment shall be 1/9 of the vested Account balance, calculated as described in this Section 6.1(c).

6.2. Separation from Service/Mandatory Six-Month Delay.

(a) Regular Separation from Service. Notwithstanding any Payment Election by a Participant to be paid at a different date or in a different form, yet subject to Section 6.2(b), a Participant shall be paid any outstanding Account balance in a lump sum on the first day of the seventh (7th) month following his Separation from Service. In the event that a series of installment payments has already begun prior to the Participant’s Separation from Service, such payments shall continue in accordance with the Payment Election form through the sixth (6th) month following the Participant’s Separation from Service and any remaining Account balance shall be paid in a lump sum on the first day of the seventh (7th) month following the Participant’s Separation from Service.

(b) Separation from Service on or after Age 60. Notwithstanding Section 6.2(a), in the event that the Participant’s Separation from Service occurs on or after the Participant’s attainment of age sixty (60), he shall be paid in accordance with his Payment Election form.

(c) Interest Credits/Dividend Equivalents. Any amounts otherwise payable to the Participant during the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 6.2 shall continue to be credited with interest as provided in Section 5.1 (and with dividend equivalents, as applicable, pursuant to Section 2.6(b)) during such period.

6.3. Death of Participant.

(a) Each Participant may file a Beneficiary Designation Form with the Administrator at the time the Participant files an initial Deferral Election (or such other date as specified by the Administrator and the Beneficiary Designation Form). A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form, without consent of any Beneficiary. The Beneficiary Designation Form on file with the Administrator that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3(a), then his Beneficiary shall be his legally-married spouse, or if no such spouse, then his estate.

(b) Notwithstanding any other provision herein, in the event of the Participant’s death, the remaining amount of the Participant’s vested Account shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form, in accordance with the following rules: (i) if a Participant dies after payment of an Account has commenced, the remaining balance of such Account will be paid to his Beneficiary or Beneficiaries in a single lump sum within ninety (90) days of the Participant’s death; and (ii) if a Participant dies before payments from an Account have commenced, such Account will be paid to his Beneficiary or Beneficiaries in a single lump-sum within ninety (90) days of the Participant’s death.

6.4. Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Administrator, an accelerated payment of all or a portion of his Account deferred to cash in a lump sum in cash if he experiences an Unforeseeable Emergency. The Administrator shall have the sole discretion to determine, in accordance with the standards under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request.

(a) Determination of Unforeseeable Emergency. Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section 6.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).

Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from a qualified plan of the Company as defined in Section 409A of the Code (including any amount available by obtaining a loan under such plan), or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid (including a plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code).

(b) Payment of Account. Payment shall be made within thirty (30) days following the determination by the Administrator that a withdrawal will be permitted under this Section 6.4.

6.5. Change in Control. Notwithstanding any Payment Election by a Participant to be paid at a later date or in a different form, a Participant shall be paid any outstanding Account balance in a lump sum within thirty (30) days of the date of a Change in Control. Additionally, in the event of a Change in Control, notwithstanding any provisions of the Plan to the contrary, distribution of a Participant’s Account attributable to a Company Stock Unit Fund, shall be made, as determined by the Board of National Commerce Corporation, in either (i) shares of Company Stock in accordance with the Section 2.6; or (ii) in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the greater of (A) the Average Closing Price of the Company Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such distribution arose; (B) the Average Closing Price of the Company Stock for the twenty (20) trading days ending on the day preceding the date of the Change in Control; or (C) the highest price per share of Company Stock in the transaction or series of transactions constituting the Change in Control.

6.6. Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a) Domestic Relations Orders. The Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code). In no event shall such an order alter the time or form of payment with respect to the Participant.

(b) Conflicts of Interest. The Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule).

(c) Employment Taxes. The Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (“RRTA”) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the “FICA or RRTA amount”). Additionally, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d) Limited Cash-Outs. Subject to Section 6.2, the Administrator may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e) Payment Upon Income Inclusion Under Section 409A. Subject to Section 6.2, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f) Payment of State, Local, or Foreign Taxes. Subject to Section 6.2, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(g) Certain Offsets. Subject to Section 6.2, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h) Bona Fide Disputes as to a Right to a Payment. Subject to Section 6.2, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(i) Plan Terminations and Liquidations. Subject to Section 6.2, the Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Article VIII hereof.

(j) Other Events and Conditions. Subject to Section 6.2, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to Section 3.4(b), this Section 6.6 and Article VIII, the Administrator may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.7. Delay of Payments. To the extent permitted under Section 409A of the Code, the Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

(a) Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b) Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.8. Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Company may delay making payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern, and in such case, the payment will be treated as made upon the date specified in the Plan if the payment is made during the first calendar year in which the making of the payment would not have such negative economic effect. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.9. Discharge of Obligations. The payment to a Participant or his Beneficiary of his Account shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VII

ADMINISTRATION

7.1. General. The Company (or its designee) shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Administrator shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Administrator shall have full discretion to (i) interpret all provisions of the Plan; (ii) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review; (iii) resolve all other questions arising under the Plan, including any factual questions and questions of construction; (iv) determine all claims for benefits; and (v) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Administrator (or its designee) hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

7.2. Compliance with Section 409A of the Code.

(a) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the imputation of any additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent.

(b) Although the Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, their respective directors, officers, employees and advisors, the Board, nor the Administrator (nor its designee), nor the Compensation Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3. Claims Procedure. If a Participant or his Beneficiary, as the case may be, disagrees with a decision made regarding his Account or payment from his Account, the Participant or his Beneficiary, as the case may be, should outline his claim in a letter and submit it to the Administrator. A claim must be signed by the Participant, the Participant’s Beneficiary, or the Participant’s authorized representative (the “Claimant”). In the event that a Claimant’s claim is wholly or in part denied by the Administrator (or its designee), the Administrator (or its designee) will provide written notice of the denial within ninety (90) calendar days (or within one-hundred and eighty (180) days if special circumstances exist) after it received the claim. This notice will state, in a manner designed to be understood by the Claimant, the following:

•	The specific reason or reasons for the denial of the claim;

•	Specific reference to the Plan provision(s) on which the denial is based;

•	A description of any additional material or information that the Claimant may need to perfect the claim with an explanation as to why such material or information is necessary;

•	A statement that the Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to his claim which are held by the Company (or its designee); and

•	an explanation of the appeal right and procedure described in the next paragraph, including timelines and a statement of the Claimant’s right to submit the claim to binding arbitration if the Claimant’s claim is denied on review.

If a Claimant’s claim is denied, wholly or in part, the Claimant has the right of an appeal to the Administrator for review of the denial. The following provisions apply to such right of appeal:

•	The request for review must be filed with the Administrator within sixty (60) calendar days following the Claimant’s receipt of written notice of denial of the claim;

•	The request must be in writing from the Claimant and must state the specific portions of the claim denial that the Administrator is asked to review;

•	The Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to the Claimant’s claim that are held by the Administrator (or its designee);

•	The Claimant may submit issues, arguments, and other comments in writing to the Administrator with any documentary evidence in support of his claim;

•	The Administrator’s review will take into account all information submitted by the Claimant, without regard to whether the information was submitted or considered in the initial benefit determination; and

•	Written notice of the Administrator’s decision will be given to the Claimant within sixty (60) calendar days of receipt of the Claimant’s request for review (or within one-hundred and twenty (120) calendar days if special circumstances exist). This notice will state specific reasons for the decision, including specific reference to the Plan provision(s) on which the decision is based in language designed to be understood by the Claimant. It will also include a statement that the Claimant is entitled to receive, free of charge and upon request, copies of documents and other information relevant to his claim, and that the Claimant has the right to submit the claim for binding arbitration if the Administrator’s decision on review is adverse to the Claimant.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrate appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Plan may be amended, modified, or terminated by the Board (or the Compensation Committee, as appropriate) at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to benefits under the Plan arising or existing prior to such amendment, modification, or termination. Notwithstanding the foregoing, the Board or the Compensation Committee, as appropriate) may amend or modify the Plan as is necessary to comply with law, maintain the rights of the Plan as a “top hat” plan of deferred compensation, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), or to preserve the favorable tax treatment of one or more Accounts under the Plan, each as determined in the sole discretion of the Board. Notwithstanding any provisions of the Plan to the contrary, if the Board (or the Compensation Committee, as appropriate) terminates the Plan, Accounts may be paid only if done so in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix). Except as otherwise provided for herein or as allowed under Section 409A, no payment of any Account may be accelerated or delayed.

ARTICLE IX

MISCELLANEOUS

9.1. Non-alienation of Deferred Compensation/QDROs. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner; (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process; or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.6(a) hereof, the Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code (a “DRO”). The Alternate Payee shall be subject to withholding and liable for any taxes resulting from a distribution under this Section 9.1 in accordance with applicable law and Internal Revenue Service guidance.

9.2. Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Board or the Compensation Committee, adopt the Plan; provided that the Board or the Compensation Committee may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Administrator of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.

9.3. Interest of Participant.

(a) The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

(b) In the event that, in the sole discretion of the Administrator, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

(c) The provisions of ERISA noted throughout this Plan do not apply to Directors.

9.4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Alabama.

9.7. Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Administrator for purposes of the Plan.

9.8. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.9. Withholding of Taxes. Subject to Section 6.6, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all Federal, state, local and other taxes as shall be legally required. The Administrator shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account, or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account. To the extent the foregoing withholding alternatives in (i) and (ii) above are not sufficient to satisfy the Affiliated Group’s withholding obligations with respect to distribution of the portion of an Account attributable to the Company Stock Unit Fund, or if the Administrator so elects in its sole discretion, the number of shares of Company Stock that otherwise would be distributed with respect to the Company Stock Unit Fund shall be reduced by a number of shares of Company Stock approximately equal in Fair Market Value to the amount of withholding required to be satisfied by the Affiliated Group (or the amount of withholding required to be satisfied by the Affiliated Group that was not satisfied under (i) or (ii) above).

9.10. Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrator and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.11. Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.12. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Administrator or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

9.13. Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

9.14. Notice. Any notice or filing required or permitted to be given to the Company or a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in a case of a Participant, to the last known address of such Participant indicated on the employment or other records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

IN WITNESS WHEREOF, National Commerce Corporation has caused this instrument to be executed by its duly authorized officer on this 18th day of December, 2014.

NATIONAL COMMERCE CORPORATION

By:	/s/ Richard Murray, IV
Richard Murray, IV

Its:	President and Chief Operating Officer